Exhibit 99.1



U. S. STEEL REPORTS ON PENSION FUND CONTRIBUTION, FOURTH QUARTER 2003 CHARGE AND
                             OTHER BUSINESS MATTERS


     PITTSBURGH, Jan. 2, 2004 - United States Steel Corporation (NYSE: X) announced today that in late December it completed the voluntary contribution of timber cutting rights, which were valued at $59 million by an independent appraisal, to its defined benefit pension plan. As a result, the company will record a pre-tax gain of approximately $55 million in the fourth quarter of 2003 to reflect the excess of the fair value of the contributed assets over their net book value. In addition, U. S. Steel voluntarily contributed $16 million in cash to its defined benefit pension plan, bringing total 2003 contributions to $75 million.
     In other company matters, U. S. Steel stated that it will record pre-tax equity-based compensation expense of approximately $69 million in the fourth quarter of 2003 primarily for outstanding stock appreciation rights. This charge is principally due to the increase in the company's common stock price in the fourth quarter of 2003 from $18.38 to $35.02 per share. These stock appreciation rights were issued over the last ten years and allow the holders to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock over the option price. In accordance with FASB Interpretation No. 28 Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, stock appreciation rights are accounted for on a mark-to-market basis.
     The company also reported that the Federal Trade Commission and the Department of Justice Antitrust Division have granted early termination of the waiting period under the Hart-Scott-Rodino Act, concerning its potential acquisition of Rouge Steel's 50 percent interest in Double Eagle Steel Coating Company. The early termination clears the way for U. S. Steel to pursue the purchase free of antitrust considerations.
     On matters affecting its coking operations, U. S. Steel noted that one of its major suppliers of coking coal to the Clairton Coke Works (Clairton) has declared force majeure under a coal supply agreement and, at this time, the company has been unable to consistently purchase the quantity and quality of coking coal necessary to support full coke operations. As a result, U. S. Steel has been compelled to reduce coke operations and declare force majeure under its coke sales agreements from Clairton, and shipments from Clairton have temporarily and proportionally been reduced for both internal and external customers of coke until the situation can be resolved. U. S. Steel is attempting to replace this lost volume of coking coal from other sources at current market prices, which are higher than the contract price from the original supplier.
     Regarding the company's consolidation and cost-cutting efforts, U. S. Steel Chairman and CEO, Thomas J. Usher said, "We expect to achieve our goal of more than $400 million in annual repeatable costs savings by the end of 2004. We have achieved our targeted domestic plant workforce reductions, made significant progress integrating the assets acquired from National into our operations and are implementing our domestic administrative cost reduction programs."
     "Steel prices continue to recover reflecting increased demand as the domestic economy improves. Imports have declined due in part to the relative value of the dollar, significant increases in ocean freight and an improved demand for steel globally. Most of our mini-mill competitors have initiated scrap surcharges as costs for all raw materials continue to escalate. We will continue to aggressively pursue price increases as market conditions warrant," Usher added.
     With recent increases in global demand for steelmaking raw materials, prices and related transportation costs are increasing for commodities such as coking coal, coke, iron ore and scrap. Future results will be affected by market prices for, and availability of, these purchased commodities; however,
U. S. Steel's balanced domestic raw materials position and limited dependence on steel scrap should mitigate the effects and improve the competitive position of
U. S. Steel's domestic operations. In the United States, U. S. Steel purchases all of its coking coal requirements and a portion of its scrap requirements, but is self-sufficient in iron ore and is a net seller of coke. In Europe, U.S. Steel purchases all of its coking coal and iron ore requirements and a modest portion of its coke and scrap requirements.
     This release contains forward-looking statements with respect to production and shipments, National acquisition synergies, cost-cutting efforts, workforce reductions, administrative cost reductions, global market conditions, prices and raw material costs. Some factors, among others, that could affect 2004 production and shipments include availability and price of coking coal and plant operating performance. Factors that may affect expected National acquisition synergies, cost-cutting efforts, workforce reductions, and administrative cost reductions include management's ability to successfully integrate National's operations while implementing its cost reduction strategy. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2002, and in subsequent filings for
U. S. Steel.